UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-235638

StoneMor Partners L.P.

Cornerstone Family Services of West Virginia Subsidiary, Inc.

and each of the guarantor registrants listed in Schedule A

(Exact name of registrant as specified in its charter)

3331 Street Road, Suite 200

Bensalem, Pennsylvania 19020

(215) 826-2800

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 and the related guarantees

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 0

SCHEDULE A

TABLE OF GUARANTOR REGISTRANTS*

Exact Name of Registrant as Specified in Its Charter
StoneMor Alabama LLC
StoneMor Alabama Subsidiary, Inc.
The Valhalla Cemetery Company LLC
The Valhalla Cemetery Subsidiary Corporation
StoneMor Arkansas Subsidiary LLC
StoneMor California, Inc.
StoneMor California Subsidiary, Inc.
Sierra View Memorial Park
StoneMor Colorado LLC
StoneMor Colorado Subsidiary LLC
Willowbrook Management Corp.
Cemetery Management Services, L.L.C.
Cornerstone Trust Management Services LLC
Cemetery Management Services of Ohio, L.L.C.
Plymouth Warehouse Facilities LLC
Cornerstone Family Insurance Services, Inc.
Cornerstone Funeral and Cremation Services LLC
Glen Haven Memorial Park LLC
Henlopen Memorial Park LLC
Henlopen Memorial Park Subsidiary LLC
Lorraine Park Cemetery LLC
Osiris Holding Finance Company
Osiris Holding of Maryland LLC
Perpetual Gardens.Com, Inc.
StoneMor LP Holdings, LLC
StoneMor Operating LLC
WNCI LLC
StoneMor Florida Subsidiary LLC
StoneMor Florida LLC
Lakewood Memory Gardens South LLC
Lakewood Memory Gardens South Subsidiary, Inc.
StoneMor Georgia LLC
StoneMor Georgia Subsidiary, Inc.
StoneMor Hawaiian Joint Venture Group LLC
StoneMor Hawaii LLC
StoneMor Hawaii Subsidiary, Inc.
StoneMor Illinois LLC
StoneMor Illinois Subsidiary LLC
Bronswood Cemetery, Inc.
StoneMor Indiana LLC
StoneMor Indiana Subsidiary LLC
Chapel Hill Funeral Home, Inc.
Covington Memorial Funeral Home, Inc.
Covington Memorial Gardens, Inc.
Forest Lawn Memorial Chapel, Inc.
Forest Lawn Memory Gardens, Inc.

Exact Name of Registrant as Specified in Its Charter
StoneMor Iowa LLC
StoneMor Iowa Subsidiary LLC
StoneMor Kansas LLC
StoneMor Kansas Subsidiary LLC
StoneMor Kentucky LLC
StoneMor Kentucky Subsidiary LLC
Cedar Hill Funeral Home, Inc.
Columbia Memorial Park LLC
Columbia Memorial Park Subsidiary, Inc.
Glen Haven Memorial Park Subsidiary, Inc.
Lorraine Park Cemetery Subsidiary, Inc.
Modern Park Development LLC
Modern Park Development Subsidiary, Inc.
Osiris Holding of Maryland Subsidiary, Inc.
Springhill Memory Gardens LLC
Springhill Memory Gardens Subsidiary, Inc.
Sunset Memorial Park LLC
Sunset Memorial Park Subsidiary, Inc.
Wicomico Memorial Parks LLC
Wicomico Memorial Parks Subsidiary, Inc.
W N C Subsidiary, Inc.
StoneMor Michigan LLC
StoneMor Michigan Subsidiary LLC
Chapel Hill Associates, Inc.
StoneMor Mississippi LLC
StoneMor Mississippi Subsidiary LLC
StoneMor Missouri LLC
StoneMor Missouri Subsidiary LLC
Arlington Development Company
Cornerstone Family Services of New Jersey, Inc.
Legacy Estates, Inc.
Osiris Management, Inc.
Osiris Telemarketing Corp.
StoneMor North Carolina LLC
StoneMor North Carolina Funeral Services, Inc.
StoneMor North Carolina Subsidiary LLC
StoneMor Ohio LLC
StoneMor Ohio Subsidiary, Inc.
StoneMor Oklahoma LLC
StoneMor Oklahoma Subsidiary LLC
StoneMor Oregon LLC
StoneMor Oregon Subsidiary LLC
CMS West LLC
CMS West Subsidiary LLC
Eloise B. Kyper Funeral Home, Inc.
StoneMor Pennsylvania LLC
Juniata Memorial Park LLC
Laurelwood Holding Company
StoneMor Cemetery Products LLC
Osiris Holding of Pennsylvania LLC

Exact Name of Registrant as Specified in Its Charter
StoneMor Pennsylvania Subsidiary LLC
Rolling Green Memorial Park LLC
Stephen R. Haky Funeral Home, Inc.
StoneMor Holding of Pennsylvania LLC
Tioga County Memorial Gardens LLC
Woodlawn Memorial Park Subsidiary LLC
Forest Lawn Gardens, Inc.
Kirk & Nice, Inc.
Kirk & Nice Suburban Chapel, Inc.
StoneMor Puerto Rico LLC
StoneMor Puerto Rico Subsidiary LLC
StoneMor Puerto Rico Cemetery and Funeral, Inc.
Osiris Holding of Rhode Island LLC
Osiris Holding of Rhode Island Subsidiary, Inc.
StoneMor South Carolina LLC
StoneMor South Carolina Subsidiary LLC
Lakewood/Hamilton Cemetery LLC
Lakewood/Hamilton Cemetery Subsidiary, Inc.
StoneMor Tennessee Subsidiary, Inc.
Alleghany Memorial Park LLC
Alleghany Memorial Park Subsidiary, Inc.
Altavista Memorial Park LLC
Altavista Memorial Park Subsidiary, Inc.
Augusta Memorial Park Perpetual Care Company
Birchlawn Burial Park LLC
Birchlawn Burial Park Subsidiary, Inc.
Cemetery Investments LLC
Cemetery Investments Subsidiary, Inc.
Covenant Acquisition LLC
Covenant Acquisition Subsidiary, Inc.
Henry Memorial Park LLC
Henry Memorial Park Subsidiary, Inc.
KIRIS LLC
KIRIS Subsidiary, Inc.
Laurel Hill Memorial Park LLC
Laurel Hill Memorial Park Subsidiary, Inc.
Loewen [Virginia] LLC
Loewen [Virginia] Subsidiary, Inc.
Oak Hill Cemetery LLC
Oak Hill Cemetery Subsidiary, Inc.
PVD Acquisitions LLC
PVD Acquisitions Subsidiary, Inc.
Rockbridge Memorial Gardens LLC
Rockbridge Memorial Gardens Subsidiary Company
Rose Lawn Cemeteries LLC
Rose Lawn Cemeteries Subsidiary, Incorporated
Roselawn Development LLC
Roselawn Development Subsidiary Corporation
Russell Memorial Cemetery LLC
Russell Memorial Cemetery Subsidiary, Inc.

Exact Name of Registrant as Specified in Its Charter
Shenandoah Memorial Park LLC
Shenandoah Memorial Park Subsidiary, Inc.
Southern Memorial Sales LLC
Southern Memorial Sales Subsidiary, Inc.
Star City Memorial Sales LLC
Star City Memorial Sales Subsidiary, Inc.
Stitham LLC
Stitham Subsidiary, Incorporated
Sunset Memorial Gardens LLC
Sunset Memorial Gardens Subsidiary, Inc.
Temple Hill LLC
Temple Hill Subsidiary Corporation
Virginia Memorial Service LLC
Virginia Memorial Service Subsidiary Corporation
Prince George Cemetery Corporation
StoneMor Washington, Inc.
StoneMor Washington Subsidiary LLC
Cornerstone Family Services of West Virginia LLC
StoneMor Wisconsin LLC
StoneMor Wisconsin Subsidiary LLC

*	The address, including zip code, and telephone number, including area code, for each guarantor registrant are the same as those for StoneMor Partners L.P.

Pursuant to the requirements of the Securities Exchange Act of 1934, StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc. and each guarantor registrant have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

STONEMOR PARTNERS L.P.

By: STONEMOR INC.
its General Partner

By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

CORNERSTONE FAMILY SERVICES OF
WEST VIRGINIA SUBSIDIARY, INC.
STONEMOR OPERATING LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

STONEMOR LP HOLDINGS, LLC
By:	STONEMOR INC.,
Managing Member

By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

ALLEGHANY MEMORIAL PARK LLC
ALLEGHANY MEMORIAL PARK SUBSIDIARY, INC.
ALTAVISTA MEMORIAL PARK LLC
ALTAVISTA MEMORIAL PARK SUBSIDIARY, INC.
ARLINGTON DEVELOPMENT COMPANY
AUGUSTA MEMORIAL PARK PERPETUAL CARE COMPANY
BIRCHLAWN BURIAL PARK LLC
BIRCHLAWN BURIAL PARK SUBSIDIARY, INC.
BRONSWOOD CEMETERY, INC.
CEDAR HILL FUNERAL HOME, INC.
CEMETERY INVESTMENTS LLC
CEMETERY INVESTMENTS SUBSIDIARY, INC.
CEMETERY MANAGEMENT SERVICES OF OHIO, L.L.C.
CEMETERY MANAGEMENT SERVICES, L.L.C.
CHAPEL HILL ASSOCIATES, INC.
CHAPEL HILL FUNERAL HOME, INC.
CMS WEST LLC
CMS WEST SUBSIDIARY LLC
COLUMBIA MEMORIAL PARK LLC
COLUMBIA MEMORIAL PARK SUBSIDIARY, INC.
CORNERSTONE FAMILY INSURANCE SERVICES, INC.
CORNERSTONE FAMILY SERVICES OF NEW JERSEY, INC.
CORNERSTONE FAMILY SERVICES OF WEST VIRGINIA LLC
CORNERSTONE FUNERAL AND CREMATION SERVICES LLC
CORNERSTONE TRUST MANAGEMENT SERVICES LLC
COVENANT ACQUISITION LLC
COVENANT ACQUISITION SUBSIDIARY, INC.
COVINGTON MEMORIAL FUNERAL HOME, INC.
COVINGTON MEMORIAL GARDENS, INC.
ELOISE B. KYPER FUNERAL HOME, INC.
FOREST LAWN GARDENS, INC.
FOREST LAWN MEMORIAL CHAPEL, INC.
FOREST LAWN MEMORY GARDENS, INC.
GLEN HAVEN MEMORIAL PARK LLC
GLEN HAVEN MEMORIAL PARK SUBSIDIARY, INC.
HENLOPEN MEMORIAL PARK LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

HENLOPEN MEMORIAL PARK SUBSIDIARY LLC
HENRY MEMORIAL PARK LLC
HENRY MEMORIAL PARK SUBSIDIARY, INC.
JUNIATA MEMORIAL PARK LLC
KIRIS LLC
KIRIS SUBSIDIARY, INC.
KIRK & NICE SUBURBAN CHAPEL, INC.
KIRK & NICE, INC.
LAKEWOOD MEMORY GARDENS SOUTH LLC
LAKEWOOD MEMORY GARDENS SOUTH SUBSIDIARY, INC.
LAKEWOOD/HAMILTON CEMETERY LLC LAKEWOOD/HAMILTON CEMETERY SUBSIDIARY, INC.
LAUREL HILL MEMORIAL PARK LLC
LAUREL HILL MEMORIAL PARK SUBSIDIARY, INC.
LAURELWOOD HOLDING COMPANY
LEGACY ESTATES, INC.
LOEWEN [VIRGINIA] LLC
LOEWEN [VIRGINIA] SUBSIDIARY, INC.
LORRAINE PARK CEMETERY LLC
LORRAINE PARK CEMETERY SUBSIDIARY, INC.
MODERN PARK DEVELOPMENT LLC
MODERN PARK DEVELOPMENT SUBSIDIARY, INC.
OAK HILL CEMETERY LLC
OAK HILL CEMETERY SUBSIDIARY, INC.
OSIRIS HOLDING FINANCE COMPANY
OSIRIS HOLDING OF MARYLAND LLC
OSIRIS HOLDING OF MARYLAND SUBSIDIARY, INC.
OSIRIS HOLDING OF PENNSYLVANIA LLC
OSIRIS HOLDING OF RHODE ISLAND LLC
OSIRIS HOLDING OF RHODE ISLAND SUBSIDIARY, INC.
OSIRIS MANAGEMENT, INC.
OSIRIS TELEMARKETING CORP.
PERPETUALGARDENS.COM, INC.
PLYMOUTH WAREHOUSE FACILITIES LLC
PRINCE GEORGE CEMETERY CORPORATION PVD ACQUISITIONS LLC
PVD ACQUISITIONS SUBSIDIARY, INC.
ROCKBRIDGE MEMORIAL GARDENS LLC
ROCKBRIDGE MEMORIAL GARDENS SUBSIDIARY COMPANY
ROLLING GREEN MEMORIAL PARK LLC
ROSE LAWN CEMETERIES LLC
ROSE LAWN CEMETERIES SUBSIDIARY, INCORPORATED
ROSELAWN DEVELOPMENT LLC
ROSELAWN DEVELOPMENT SUBSIDIARY CORPORATION
RUSSELL MEMORIAL CEMETERY LLC
RUSSELL MEMORIAL CEMETERY SUBSIDIARY, INC.

By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

SHENANDOAH MEMORIAL PARK LLC
SHENANDOAH MEMORIAL PARK SUBSIDIARY, INC.
SIERRA VIEW MEMORIAL PARK
SOUTHERN MEMORIAL SALES LLC
SOUTHERN MEMORIAL SALES SUBSIDIARY, INC.
SPRINGHILL MEMORY GARDENS LLC
SPRINGHILL MEMORY GARDENS SUBSIDIARY, INC.
STAR CITY MEMORIAL SALES LLC
STAR CITY MEMORIAL SALES SUBSIDIARY, INC.
STEPHEN R. HAKY FUNERAL HOME, INC.
STITHAM LLC
STITHAM SUBSIDIARY, INCORPORATED
STONEMOR ALABAMA LLC
STONEMOR ALABAMA SUBSIDIARY, INC.
STONEMOR ARKANSAS SUBSIDIARY LLC
STONEMOR CALIFORNIA SUBSIDIARY, INC.
STONEMOR CALIFORNIA, INC.
STONEMOR CEMETERY PRODUCTS LLC
STONEMOR COLORADO LLC
STONEMOR COLORADO SUBSIDIARY LLC
STONEMOR FLORIDA LLC
STONEMOR FLORIDA SUBSIDIARY LLC
STONEMOR GEORGIA LLC
STONEMOR GEORGIA SUBSIDIARY, INC.
STONEMOR HAWAII LLC
STONEMOR HAWAII SUBSIDIARY, INC.
STONEMOR HAWAIIAN JOINT VENTURE GROUP LLC
STONEMOR HOLDING OF PENNSYLVANIA LLC
STONEMOR ILLINOIS LLC
STONEMOR ILLINOIS SUBSIDIARY LLC
STONEMOR INDIANA LLC
STONEMOR INDIANA SUBSIDIARY LLC
STONEMOR IOWA LLC
STONEMOR IOWA SUBSIDIARY LLC
STONEMOR KANSAS LLC
STONEMOR KANSAS SUBSIDIARY LLC
STONEMOR KENTUCKY LLC
STONEMOR KENTUCKY SUBSIDIARY LLC
STONEMOR MICHIGAN LLC
STONEMOR MICHIGAN SUBSIDIARY LLC
STONEMOR MISSISSIPPI LLC
STONEMOR MISSISSIPPI SUBSIDIARY LLC
STONEMOR MISSOURI LLC
STONEMOR MISSOURI SUBSIDIARY LLC
STONEMOR NORTH CAROLINA FUNERAL SERVICES, INC.
STONEMOR NORTH CAROLINA LLC
STONEMOR NORTH CAROLINA SUBSIDIARY LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer

STONEMOR OHIO LLC
STONEMOR OHIO SUBSIDIARY, INC.
STONEMOR OKLAHOMA LLC
STONEMOR OKLAHOMA SUBSIDIARY LLC
STONEMOR OREGON LLC
STONEMOR OREGON SUBSIDIARY LLC
STONEMOR PENNSYLVANIA LLC
STONEMOR PENNSYLVANIA SUBSIDIARY LLC
STONEMOR PUERTO RICO CEMETERY AND FUNERAL, INC.
STONEMOR PUERTO RICO LLC
STONEMOR PUERTO RICO SUBSIDIARY LLC
STONEMOR SOUTH CAROLINA LLC
STONEMOR SOUTH CAROLINA SUBSIDIARY LLC
STONEMOR TENNESSEE SUBSIDIARY, INC.
STONEMOR WASHINGTON SUBSIDIARY LLC
STONEMOR WASHINGTON, INC.
STONEMOR WISCONSIN LLC
STONEMOR WISCONSIN SUBSIDIARY LLC
SUNSET MEMORIAL GARDENS LLC
SUNSET MEMORIAL GARDENS SUBSIDIARY, INC.
SUNSET MEMORIAL PARK LLC
SUNSET MEMORIAL PARK SUBSIDIARY, INC.
TEMPLE HILL LLC
TEMPLE HILL SUBSIDIARY CORPORATION
THE VALHALLA CEMETERY COMPANY LLC
THE VALHALLA CEMETERY SUBSIDIARY CORPORATION
TIOGA COUNTY MEMORIAL GARDENS LLC
VIRGINIA MEMORIAL SERVICE LLC
VIRGINIA MEMORIAL SERVICE SUBSIDIARY CORPORATION
W N C SUBSIDIARY, INC.
WICOMICO MEMORIAL PARKS LLC
WICOMICO MEMORIAL PARKS SUBSIDIARY, INC.
WILLOWBROOK MANAGEMENT CORP.
WNCI LLC
WOODLAWN MEMORIAL PARK SUBSIDIARY LLC

By:	/s/ Joseph M. Redling
Joseph M. Redling
President and Chief Executive Officer